Exhibit 99.1

47 E Chicago Ave., # 332 Naperville, IL 60540-5360 +1.630.637.0315

NEWS RELEASE

FOR IMMEDIATE RELEASE

Broadwind Energy reports third-quarter 2009 revenue of $59.5 million
Operating cash flow improves to $2.9 million

Naperville, Ill., October 30, 2009—Broadwind Energy (NASDAQ:BWEN) reported a third-quarter net loss of $4.9 million or $.05 per basic and diluted share on revenue of $59.5 million. This compares with a loss of $0.08 per share on revenue of $63.7 million in the third quarter of 2008. The revenue decline is primarily the result of lower shipments of wind turbine gearing systems. Partly offsetting were increased sales of wind turbine structural towers, due to a capacity expansion during the first quarter of 2009.

The reduction in the net loss reflected lower operating expenses in the 2009 quarter. Both the Products and Services segments reported reduced operating losses versus the prior year period.

The Company generated EBITDA (earnings before interest, taxes, depreciation, amortization and stock-based compensation) of $3.0 million for the third-quarter 2009 compared to -$0.2 million in the third quarter of 2008. (For a summary of financial results and an explanation and reconciliation of EBITDA to net loss, please see the table below.) Net cash provided by operating activities totaled $2.9 million, compared with net cash used in operating activities of $5.8 million in the third quarter of 2008. The improvement was primarily the result of a decrease in inventory balances and higher collections of accounts receivable.

Revenue for the nine months ended September 30, 2009 totaled $164.9 million, up 18 percent from $139.7 million in the prior year to date period. The increase reflects the impact of the wind turbine structural tower capacity expansion and the full-year impact of 2008 acquisitions in the Services segment, partly offset by reduced wind turbine gearing shipments. The nine month 2009 net loss totaled $17.5 million or $.18 per basic and diluted share, versus $12.9 million or $.15 per share in the first nine months of 2008. The higher loss reflected the additional depreciation and overhead expense associated with capacity expansions initiated in 2008 prior to the slowdown in the wind energy market, underabsorption of overhead in our gearing facilities due to reductions in orders from large wind energy customers in response to the industry contraction, and manufacturing inefficiencies experienced earlier in the year at the time of commissioning of the new wind turbine structural tower plant in Abilene, TX. Partly offsetting was the favorable effect of a one-time $5 million gain associated with the settlement of a post-closing escrow relating to a previous acquisition.

For the nine months of 2009, the Company generated EBITDA of $6.1 million, down slightly from $7.3 million in the prior year, due to the higher operating loss.

“Since late 2008, we have been significantly impacted by a slowdown in our industry caused by reduced capital availability to fund new wind farm developments,” said Broadwind CEO J. Cameron Drecoll. “We have reacted accordingly, focusing on managing our expenses, improving our operations and preserving our liquidity. We are seeing early signs that capital is again flowing into wind energy project developments, and are well-positioned to take advantage of a recovery in 2010 and beyond.”

Segment Results

Products

Broadwind’s Products segment includes precision gearing systems and structural towers for wind turbines, and gears, fabrications and weldments for industrial customers.

Revenue from the Products segment was $47.9 million in the third quarter of 2009, compared with $51.0 million in third-quarter of 2008. The decrease in revenues was primarily the result of a reduced demand for wind turbine gearing, partly offset by higher shipments of structural wind industry towers, with a higher material content. The segment incurred a $0.7 million operating loss in the third quarter of 2009, versus a $1.0 million operating loss in the third quarter of 2008.

For the nine-month period, revenue rose from $115.3 million in 2008 to $130.9 million in 2009 due to the start-up of a new structural wind tower production facility in Abilene, TX early in 2009, which more than offset lower demand for wind turbine gearing. The operating loss was $10.2 million for the nine month of 2009 versus a $2.0 million operating profit in the prior year. The significant earnings reduction was mainly due to lower gearing production.

Services

Broadwind’s Services segment provides technical service, precision repair and engineering, and logistics for wind energy customers.

Revenue from the Services segment was $11.8 million in the third quarter of 2009, compared with $13.5 million in third-quarter 2008. The decrease was the result of a decline in maintenance and repair contracts completed during the current quarter and reduced logistics activities due to the completion of key service contracts earlier in the year. Operating income was break even in 2009, versus a $0.4 million loss in the prior year, due principally to reduced operating expenses.

For the nine-month period, revenue rose 37 percent to $34.5 million from $25.2 million in the prior year. The increase reflects the full-year effect of acquisitions made during 2008. The segment incurred an $0.8 million operating loss for the first nine months of 2009 versus a $1.1 million loss in the prior year period. The improvement reflected the revenue growth and lower operating expenses, which were partly offset by lower gross margins, attributable to an unfavorable sales mix and lower utilization of the haulage fleet.

Other

At September 30, 2009 the Company had total debt outstanding of $37.7 million, down from $38.8 million at December 31, 2008.

Reconciliation of GAAP Net Loss to Adjusted EBITDA (Unaudited)

The Company has provided the following table, which reconciles net loss, as reported, to EBITDA. The Company utilizes EBITDA as a key financial metric and believes it represents the Company’s cash generation, which it can use to make acquisitions, invest in operations and facilities, return to shareholders, and for other uses. EBITDA, which is a non-GAAP financial measure, should not be considered an alternative to, or more meaningful than, net income prepared on a GAAP basis. Additionally, EBITDA as computed by the Company may not be comparable to similar metrics used by others in the industry.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net loss	$(4,944)	$(7,499)	$(17,520)	$(12,915)
(Benefit) provision for income taxes	(116)	1,210	(389)	1,410
Interest expense (income), net	732	(90)	1,831	1,921
Depreciation and amortization	6,698	5,908	20,131	15,706
Share-based compensation	677	225	2,042	1,128
EBITDA	$3,047	$(246)	$6,095	$7,250

About Broadwind Energy, Inc.
Naperville, Illinois-based Broadwind Energy, Inc. (NASDAQ: BWEN) is the leading independent, horizontally integrated supplier of specialized products and services focused on the North American wind industry. Broadwind’s products and services include: precision gearing systems and structural towers for wind turbines; gears, fabrications and weldments for industrial customers; and technical services, precision repair and engineering, and logistics for wind energy customers. www.broadwindenergy.com

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Forward-Looking Statements—This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

MEDIA & INVESTOR CONTACT: John Segvich, +1.630.637.0315, john.segvich@broadwindenergy.com

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30,	December 31,
	2009	2008
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,660	$15,253
Restricted cash	2,503	500
Accounts receivable, net of allowance for doubtful accounts of $455 and $1,504 as of September 30, 2009 and December 31, 2008, respectively	26,673	36,709
Inventories, net	14,923	41,895
Prepaid expenses and other current assets	3,996	3,862
Total current assets	55,755	98,219
Property and equipment, net	138,488	144,707
Goodwill	33,984	30,954
Intangible assets, net	96,875	105,593
Other assets	3,227	275
TOTAL ASSETS	$328,329	$379,748

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Lines of credit and notes payable	$10,544	$3,340
Current maturities of long-term debt	8,996	9,711
Current portions of capital lease obligations	1,068	978
Accounts payable	19,178	40,225
Accrued liabilities	7,353	10,386
Customer deposits	8,275	21,102
Total current liabilities	55,414	85,742

LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	18,126	25,792
Long-term capital lease obligations, net of current portions	3,535	3,521
Interest rate swap agreements	320	582
Deferred income tax liabilities	1,580	1,497
Other	2,128	458
Total long-term liabilities	25,689	31,850

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
Preferred stock	—	—
Common stock	97	96
Additional paid-in capital	299,811	297,222
Accumulated deficit	(52,682)	(35,162)
Total stockholders' equity	247,226	262,156
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$328,329	$379,748

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008

Revenues	$59,507	$63,688	$164,882	$139,682
Cost of sales	52,925	54,706	150,464	112,599
Gross profit	6,582	8,982	14,418	27,083

OPERATING EXPENSES:
Selling, general and administrative	8,247	12,110	27,688	28,475
Intangible amortization	2,906	2,932	8,718	8,249
Total operating expenses	11,153	15,042	36,406	36,724
Operating loss	(4,571)	(6,060)	(21,988)	(9,641)

OTHER (EXPENSE) INCOME, net:
Interest (expense) income, net	(732)	90	(1,831)	(1,921)
Other, net	243	(319)	5,910	57
Total other (expense) income, net	(489)	(229)	4,079	(1,864)
Net loss before (benefit) provision for income taxes	(5,060)	(6,289)	(17,909)	(11,505)
(BENEFIT) PROVISION FOR INCOME TAXES	(116)	1,210	(389)	1,410
NET LOSS	$(4,944)	$(7,499)	$(17,520)	$(12,915)

NET LOSS PER COMMON SHARE- Basic and diluted	$(0.05)	$(0.08)	$(0.18)	$(0.15)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING - Basic and diluted	96,609	96,470	96,550	87,692

BROADWIND ENERGY, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
(In thousands)

	Nine Months Ended September 30,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(17,520)	$(12,915)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	20,131	15,706
Change in fair value of interest rate swap agreements	(262)	16
Deferred income taxes	83	1,134
Stock-based compensation	1,491	988
Allowance for doubtful accounts	(1,032)	(1,850)
(Gain) loss on disposal of assets	(78)	4
Changes in operating assets and liabilities	40	(8,895)
Net cash provided by (used in) operating activities	2,853	(5,812)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisitions, net of cash received	—	(24,597)
Purchases of property and equipment	(9,761)	(49,613)
Proceeds from disposals of property and equipment	54	—
Increase in restricted cash	(2,003)	(10,436)
Net cash used in investing activities	(11,710)	(84,646)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of stock	547	117,390
Payments on lines of credit and notes payable	(8,312)	(3,484)
Payments on related party notes payable	—	(1,365)
Proceeds from lines of credit and notes payable	5,033	6,840
Proceeds from capital and sale-leaseback transactions	3,686	—
Proceeds from deposits on equipment	665	—
Principal payments on capital leases	(906)	(453)
Issuance of restricted stock grants	551	140
Net cash provided by financing activities	1,264	119,068

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(7,593)	28,610
CASH AND CASH EQUIVALENTS, beginning of period	15,253	5,782
CASH AND CASH EQUIVALENTS, end of period	$7,660	$34,392

BROADWIND ENERGY, INC. AND SUBSIDIARIES
SELECTED SEGMENT FINANCIAL INFORMATION

(UNAUDITED)
(In thousands)

	Three Months Ended September 30, 2009				Three Months Ended September 30, 2008
			Corporate				Corporate
	Products	Services	and Other	Total	Products	Services	and Other	Total

Revenues	$47,890	$11,788	$(171)	$59,507	$51,042	$13,501	$(855)	$63,688
Operating (loss) income	(678)	28	(3,921)	(4,571)	(1,018)	(358)	(4,684)	(6,060)

	Nine Months Ended September 30, 2009				Nine Months Ended September 30, 2008
			Corporate				Corporate
	Products	Services	and Other	Total	Products	Services	and Other	Total

Revenues	$130,916	$34,502	$(536)	$164,882	$115,331	$25,205	$(854)	$139,682
Operating (loss) income	(10,205)	(756)	(11,027)	(21,988)	2,024	(1,121)	(10,544)	(9,641)